Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-97415) on Form S-8 of National Beverage Corp. of our report dated June 26, 2024, relating to the consolidated financial statements of National Beverage Corp. appearing in this Annual Report on Form 10-K for the year ended May 3, 2025.

/s/ RSM US LLP

Fort Lauderdale, Florida

July 2, 2025